UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported)	November 18, 2011

BANK OF HAWAII CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6887	99-0148992
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

130 Merchant Street, Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (808) 694-8822

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02(e)            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2011 the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Bank of Hawaii Corporation (the “Company”) approved a replacement (the “Replacement Program”) to the existing Share Appreciation Program (the “SAP”) which had previously been approved by the Committee on March 25, 2011. The Replacement Program replaces the cash based feature of the SAP with a 3 year stock option incentive program designed to align the long term interests of shareholders and executives.  The potential total maximum stock option grants available under the Replacement Program for each participant are divided equally into thirds over the 3 year Replacement Program period and include maximum potential annual grants of 23,333 shares (23,334 in 2013) for Mr. Peter S. Ho, Chairman, President and CEO; 15,000 shares each for Mr. Kent T. Lucien, Vice Chairman and CFO, Mr. Mark A. Rossi, Vice Chairman, CAO, General Counsel and Corporate Secretary and Ms. Mary E. Sellers, Vice Chairman and Chief Risk Officer; and 11,666 shares (11,667 in 2012 and 2013) for Mr. Derek J. Norris, Senior Executive Vice President and Controller.  The stock option grants in 2011 will be service based awards.  The stock option grants in 2012 and 2013 will be service and performance based with the performance objectives to be established by the Committee for 2012 and 2013.  The Replacement Program will be governed by the administration provisions of the Company’s 2004 Stock and Incentive Compensation Plan and will run for a period commencing on January 1, 2011 and ending December 31, 2013.

On November 18, 2011, the Committee approved the granting of the stock options authorized for 2011 to all participants in accordance with the Replacement Program, including the above referenced officers in the above referenced amounts, with vesting contingent upon the participants’ continued employment with the Company as of December 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2011	BANK OF HAWAII CORPORATION

	By:	/s/ MARK A. ROSSI
Mark A. Rossi
Vice Chairman and Corporate Secretary